Exhibit 10.18

February 1, 2010

Mr. Kenneth Vecchione

[Address on File with Company]

Dear Ken:

This letter will confirm the following terms in connection with your separation of employment from Apollo Management Holdings, L.P. and its subsidiaries and other relationships with Apollo Management (the “Company”). The Company and you agree that this letter (this “Agreement”) represents the full and complete agreement concerning your separation from employment with the Company.

1.	Termination: Unless terminated earlier by the Company pursuant to Paragraph 3 below, your employment with the Company will terminate on the earlier of (i) March 31, 2010; or (ii) the date on which the Company’s filing of its Form S-1 with the Securities and Exchange Commission (the “S-1 Filing”) is declared effective (the “Termination Date”). Subject to you fulfilling your obligations under Section 2 below and your execution of a General Release in the form attached as Exhibit A on or about the Termination Date, the Company will pay you the total of $893,000 less $107,812.50 (such amount representing your base salary that you have received since January 1, 2010), payable as follows: $249,387.50, less applicable withholdings on February 15, 2010 and $178,600 less all applicable withholdings, on, February 26, 2010, March 15, 2010, and March 31, 2010 (collectively, the Separation Payment”), and will continue your participation in its group benefit plans to the extent permitted under plan terms and applicable law and subject to the terms of those plans and generally applicable Company policies through the Termination Date.

You acknowledge and agree that other than as specifically set forth in this Agreement, on your Termination Date you will not be entitled to any compensation, salary, bonus, severance, or accrued or unused vacation time or vacation.

2.	Transition Services. Effective January 22, 2010, you will no longer serve as the Company’s Chief Financial Officer and you shall immediately resign from any other positions and/or offices that you have with the Company. Until the Termination Date, you will assist the Company in transitioning your duties and responsibilities as Chief Financial Officer and will continue to perform and complete all tasks in a timely manner necessary to assist the Company in completing the S-1 Filing and advising on finalizing its annual budgets, including without limitation, signing all management representation letters in connection with the S-1 Filing and any year end audits, meeting with the Company’s outside auditors, participating in internal meetings and all other tasks that the Company may reasonably request. Until the Termination Date, you will continue to report to Henry Silverman, the Company’s Chief Operating Officer and/or such other senior executives as the Company may direct. While you will not be required to report to the Company’s offices on a daily basis you acknowledge that you will do so as often as the Company determines is necessary for you to fully perform your responsibilities hereunder.

9 WEST 57TH STREET

NEW YORK, NEW YORK 10019

212.315 3200 FAX 212.515.3251

3.	Early Termination. The Company shall have the right to terminate your employment prior to the Termination Date (i) in the event that you fail to satisfy your duties and responsibilities as more fully set forth herein; or (ii) for Cause, as such term is defined in your Offer Letter with the Company dated October 5, 2007 (the “Offer Letter”). In the event that the Company terminates your employment pursuant to either Paragraph 3(i) or 3(ii) above, the Company will have no obligation to pay you any of the Separation Payment (as such term is defined in Paragraph 3 below) or to pay your legal fees as set forth in Paragraph 4 below.

The Company shall have the right to terminate your employment at any time prior to March 31, 2010. In the event that the Company elects to do so, the Company shall pay you the difference between $1,000,000 and the amount of cash compensation paid to you by the Company between January 1, 2010 and the Termination Date (the “Reconciliation Payment”). The Company’s obligation to pay you the Reconciliation Payment shall be conditioned upon your execution of the General Release.

4.	Legal Expenses: Provided that you fulfill your responsibilities set forth in Paragraph 2 above, the Company shall deliver a check to your counsel payable to Jonathan Sack, Esq. in the amount of $107,000 within (10) business days following your delivery to the Company of this executed Agreement. The Company shall issue an IRS Form 1099 to both your counsel and to you reflecting the Company’s payment of your legal fees.

5.	Employee Benefits: Your employee benefits will terminate as of the Termination Date. Thereafter, you will be eligible to continue your health care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), as amended, and the requirements and limitations thereof. At such time, the Company will provide you with further information regarding your COBRA Rights.

6.	Incentive Awards: Pursuant to the terms of the Restricted Share Unit Award Agreements dated November 28, 2007 (the “2007 RSU Award”) and March 13, 2009 (the “2009 RSU Award”) respectively, between you and Apollo Global Management, LLC (collectively, the “RSU Award Agreements”), your RSUs, as such term is defined in the respective RSU Award Agreements, shall, except in the event of your termination for Cause, continue to vest at a rate of 25,000 RSUs per quarter through March 31, 2010. In the event that your employment is terminated for Cause, your RSUs shall vest only through the Termination Date. Upon the RSU Vesting Date (as such term is defined below”), any unvested RSUs shall be immediately be forfeited. Any awards or rights granted to you under the RSU Award Agreements which have vested on, or prior to, the Termination Date shall subsist in accordance with the terms of the Award Agreements. For the avoidance of doubt, the parties agree that 242,080 of your RSUs have vested as of the date hereof (222,080 RSUs under the 2007 RSU Award and 20,000 under the 2009 RSU Award).

For the purposes hereof, the “RSU Vesting Date” shall mean March 31, 2010 except in the event your employment is terminated for Cause in which event the RSU Vesting Date shall be the Termination Date.

7.	Fund Investments: You have made an investment in Apollo Co-Investors VII (A), L.P. (“Co-Investors VII”) represented by an original capital commitment of $1,000,000. You hereby acknowledge and agree that you will maintain your obligation to make capital contributions to Co-Investors VII and your unpaid capital commitments shall remain in full force and effect. You further acknowledge and agree that as of the date hereof your unpaid capital obligation with respect to Co-Investors VII is $772,317.

You have made a further investment in Apollo Credit Opportunity Fund I, L.P. (“COF I”) represented by an original capital commitment of $1,250,000 and Apollo Credit Opportunity Fund II, L.P. (“COF II”, and together with COF I, the “COF Funds”) represented by an original capital commitment of $500,000. You hereby acknowledge and agree that you will maintain your obligation to make capital contributions to the COF Funds and your unpaid capital commitments shall remain in force and effect. You further acknowledge and agree that as of the date hereof your unpaid capital obligation to COF I is $385,467 and your unpaid capital obligation to COF II is $155,649.

In addition, in accordance with the terms and conditions of the limited partnership agreements of Apollo Credit Opportunity Advisors I, L.P. (“COF Advisors I”), Apollo Credit Opportunity Advisors II, L.P. (“COF Advisors II”) and Apollo Credit Liquidity Advisors, L.P. (“Credit Liquidity Advisors”), each as amended or restated to date and the other documents entered into by you in connection therewith as of the Termination Date, you shall forfeit all of your points in each of COF Advisors I, COF Advisors II and Credit Liquidity Advisors, and thereafter shall have not entitlement to any of the forfeited points or any other rights with respect thereto, including, without limitation, any associated distributions with respect thereto.

8.	Prior Agreement: You acknowledge and agree that the Offer Letter is of no further force and effect and that neither party shall have any further rights or obligations pursuant to the Offer Letter other than those paragraphs entitled “Confidentiality,” “No Solicitation or Competition” and “Nondisparagement,” each of which specifically survive.

9.	Release By You: In consideration of the payments and benefits set forth in this Agreement, you voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or any of the other Releasees or the termination thereof, the Offer Letter, the RSU Award Agreements, or any other contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

10.	Release By the Company: The Company on behalf of itself and the other Releasees, in consideration of your promises and your release, hereby voluntarily, knowingly and willingly releases and forever discharges you from any and all claims and rights of any nature whatsoever which the Releasees now have or in the future may have against you relating to acts or omissions occurring up to the date you execute this Agreement, other than claims based on willful misconduct, fraud or gross neglect and claims brought by third parties or arising under or preserved by this Agreement.

11.	No Claims Filed: As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company or any of the other Releasees, any complaints or lawsuits with any court prior to the date hereof. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court. This Agreement does not: (i) prohibit or restrict you from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) require you to notify the Company of such communications or inquiry.

12.	No Admission of Wrongdoing: By entering into this Agreement, neither you nor the Company nor any of the Company’s officers, agents or employees, admit any wrongdoing or violation of any law.

13.	Confidentiality: You and the Company agree that the terms of this Agreement are CONFIDENTIAL. You and the Company agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to our lawyers and our financial advisors or your immediate family members, as necessary to administer this Agreement, to enforce this Agreement, or to respond to a valid subpoena or other legal process. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep this Agreement and its contents confidential as well. Notwithstanding the foregoing, nothing herein shall prevent the Company from disclosing the terms of the Agreement if required to do so by law or to comply with any disclosure requirements under any securities regulation.

14.	Post Employment Restrictions: The paragraphs entitled “Confidentiality,” “No Solicitation or Competition” and “Nodisparagement,” of your Offer Letter, as well as the terms and conditions set forth in Exhibit B to the 2007 RSU Award, shall remain in full force and effect.

15.	No Negative Statements: You agree not to make, or cause to be made, any negative or disparaging statements about, or to do anything that damages the Company, or the Releasees, or, collectively, the services, reputation, financial status, business relationships, or any of the directors, officers and employees of the Company and the Releasees. The Senior Executives of the Company agree, in their official capacity, not to make any negative or disparaging statement about you. In accordance with Company policy, all requests for references will be referred to the Global Head of Human Resources who will confirm your dates of employment and your title.

16.	Breach of this Agreement: The parties promise to abide by the terms and conditions in this Agreement, and understand that if they do not, the prevailing party shall be entitled to attorneys’ fees and any other damages incurred due to such breach, except that this provision will not apply if you file a lawsuit challenging the validity of this Agreement.

17.	Severability: If at any time, after the date of the execution of this Agreement any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, the provision’s illegality or unenforceability will not impair the enforceability of any other provision of this Agreement.

18.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

19.	Governing Law: This Agreement shall be governed by the law of New York State without regard to New York’s law of conflicts.

20.	Entire Agreement: This Agreement, the RSU Award Agreements and the paragraphs entitled “Confidentiality,” “No Solicitation or Competition” and “Nondisparagement” in the Offer Letter constitute the entire agreement between you and the Company and supersedes all other agreements between you and the Company, except this Agreement shall not relieve you of any contractual or common law obligations to maintain the Company’s confidential, proprietary and trade secret information as confidential and not to use such information for your benefit or the benefit of any third party. In the event of any conflict between the RSU Award Agreements and this Agreement, the provisions of this Agreement shall govern.

21.	Waiver: By signing this Agreement, you acknowledge that:

a)	You have carefully read and understand this Agreement;

b)	You have been given 21 days to consider your rights and obligations under this Agreement;

c)	The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

d)	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

e)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

f)	You acknowledge and agree that the payments and benefits set forth in this Agreement are contingent on execution of this Agreement, which releases all of your claims against the Company, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company, the Releasees and their respective shareholders officers, directors or employees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

g)	You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing;

h)	The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;

i)	This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.); and

j)	This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise your right to revoke this Agreement.

22.

Return of Signed Agreement: You hereby represent that you have read this Agreement carefully and fully understand the terms hereof, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly, without duress or coercion, and that you have not relied on any representations, promises or agreements of any kind, other than those set forth in this Agreement. You further represent that you have had at least 21 days to review this Agreement. If you execute this Agreement in fewer than 21 days after its delivery, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary. You may revoke your acceptance of this Agreement within seven days after it is signed by sending written notice to the Company that you wish to revoke your acceptance of it and not be bound by it. In those circumstances, the Company shall have no obligation to provide to you the release and the payments and benefits contained in this Agreement. This Agreement shall become effective on the 7th day after you sign it unless revoked in accordance with the procedure set forth in this Section.

If you agree with the foregoing, please sign in the place provided below and return the Agreement to me.

Sincerely,

/s/ Lisa Barse Bernstein
Lisa Barse Bernstein
Global Head of Human Resources

Read, Accepted and Agreed to:

/s/ Ken Vecchione
Ken Vecchione
Dated: 2/01/10

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the Separation Payment and payment of legal expenses provided to me in connection with the termination of my employment, in accordance with the letter agreement Apollo Management Holdings, L.P. and its subsidiaries and other relationships with Apollo Management (the “Company”) and me executed by me on January [    ], 2010 (the “Agreement”), which Separation Payment (as defined in the Agreement) are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, voluntarily, knowingly and willingly release and forever discharge the Company and the Releasees (as that term is defined in the Agreement), from any and all claims and rights of any nature whatsoever which I now have or in the future may have against them. This release includes, but is not limited to, any rights or claims relating in any way to my employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), the Family Medical Leave Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law.

As a condition of the Company entering into this Release of Claims, I further represent that I have not filed against the Company or any of the other Releasees, any complaints or lawsuits with any court prior to the date hereof. I understand that by signing this Agreement, I waive my right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and I waive my right to file a claim seeking monetary damages in any court. I further covenant and agree that I will not solicit or encourage any third parties to file, commence or prosecute with any court, tribunal (arbitral or administrative), self-regulatory body or administrative agency, any action against the Company or the Releasees. This Agreement does not: (i) prohibit or restrict me from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release of Claims or its underlying facts, or (ii) require me to notify the Company of such communications or inquiry.

I acknowledge that this Release of Claims is independent of, but does not supersede, the release of claims contained in the Agreement. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, other than those that are set forth expressly in the Agreement and that are intended to survive termination of my employment, in accordance with the terms of the Agreement.

I acknowledge that I first received this Release of Claims on the date of the Agreement to which it is attached as Exhibit A (i.e., the date set forth in the first sentence of this Release of Claims). I understand that, in order for this Release of Claims to be effective, I may not sign it prior to the close of business on the date my employment with the Company terminates (the “Termination Date”); but that if I wish to receive the Separation Payment, I must sign and return this Release of Claims no later than ten business days after the termination of my employment.

By signing this Release of Claims, I acknowledge that; (i) I have carefully read and understand this Release of Claims; (ii) I have been given 21 days to consider my rights and obligations under this Release of Claims and to consult with an attorney about both; (iii) the Company advised me to consult with an attorney and/or any other advisors of my choice before signing this Release of Claims; (iv) I understand that this Release of Claims is LEGALLY BINDING and by signing it I give up certain rights; (v) I have voluntarily chosen to enter into this Release of Claims and have not been forced or pressured in any way to sign it; (vi) I acknowledge and agree that the payments and benefits set forth in the Agreement are contingent on execution of this Release of Claims, which releases all of my claims against the Company, and I KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company, the Releasees and their respective shareholders officers, directors or employees from any and all claims I may have, known or unknown, in exchange for the benefits I have obtained by signing, and that these benefits are in addition to any benefit I would have otherwise received if I did not sign this Release of Claims; (vi) I have seven (7) days after I sign this Release of Claims to revoke it by notifying the Company in writing; (vii) this Release of Claims will not become effective or enforceable until the seven (7) day revocation period has expired; (ix) this Release of Claims includes a WAIVER OF ALL RIGHTS AND CLAIMS I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.); and (x) this Release of Claims does not waive any rights or claims that may arise after this Release of Claims becomes effective, which is seven (7) days after I sign it, provided that I do not exercise I right to revoke this Release of Claims.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	/s/ Kenneth Vecchione	2/01/10
	Kenneth Vecchione	Date signed